Exhibit 21.1
1. Eastern Well Holdings Limited (incorporated in Hong Kong)
2. Nuoxin Energy Technology (Shanghai) Co., Ltd. (incorporated in PRC)
3. Jiangxi Nobao Electronics Co., Ltd. (incorporated in PRC)